DISTRIBUTION AGREEMENT

SCHEDULE A

AMENDED AS OF DECEMBER 1, 2016

Fund	Effective Date	Initial Period End
NuShares Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016	August 1, 2018
NuShares Short-Term REIT ETF	December 5, 2016	August 1, 2018
NuShares ESG Large-Cap Growth ETF	December 7, 2016	August 1, 2018
NuShares ESG Large-Cap Value ETF	December 7, 2016	August 1, 2018
NuShares ESG Mid-Cap Growth ETF	December 7, 2016	August 1, 2018
NuShares ESG Mid-Cap Value ETF	December 7, 2016	August 1, 2018
NuShares ESG Small-Cap ETF	December 7, 2016	August 1, 2018

[SIGNATURE PAGE FOLLOWS]

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    Signed: December 1, 2016

NUSHARES ETF TRUST, a Massachusetts business trust		NUVEEN SECURITIES, LLC, a Delaware limited liability company

By:	/s/ Christopher Rohrbacher	By:	/s/ Gifford R. Zimmerman
Title:	Vice President and Secretary	Title:	Managing Director

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